Exhibit (n)

KPMG LLP
Suite 900
8350 Broad Street
McLean, VA 22102

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Fundrise Real Estate Interval Fund, LLC:

We consent to the use of our report, dated February 25, 2021, with respect to the financial statements of Fundrise Real Estate Interval Fund, LLC, as of December 31, 2020, incorporated herein by reference, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information and “Financial Statements” in the Statement of Additional Information.

McLean, Virginia

April 30, 2021

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.